Exhibit 10.1

Royal Caribbean Cruises Ltd.
1050 Caribbean Way	tel: 305.539.6000
Miami, Fl 33132.2096 USA	www.royalcaribbean.com

May 8, 2018

Adam M. Goldstein

Dear Adam:
This letter reflects the terms of your new role with Royal Caribbean Cruises Ltd. (the "Company") and amends your Employment Agreement accordingly.
1.    Position.  On May 16, 2018, you will transition from your current role of President and Chief Operating Officer to that of Vice Chairman of the Company reporting to the Company's Chairman and Chief Executive Officer ("CEO").  In such capacity, your duties and responsibilities will be those designated by the CEO.
2.     Compensation and Fringe Benefits.  Your Compensation and Fringe Benefits are amended as follows:
(a)
Base Compensation:  From May 16th, 2018 through December 31, 2018, your Base Compensation will be $500,000 per annum.  Thereafter, and for the duration of your term of employment, your Base Compensation will be fixed at $250,000 per annum.

(b)	Bonus Compensation. For the calendar year 2018 you shall receive Bonus Compensation determined based on your current role as President and Chief Operating Officer but the amount will be prorated for the four and a half-month period you will be serving in that role. Thereafter, your bonus will be zero.
(c)
Equity and Long-Term Incentive Awards.  You shall retain any equity grants held by you as of May 15, 2018, subject to the terms and conditions of the plans or agreements under which such equity grants were awarded.  For the sake of clarity, this includes the Performance Stock Units where the number of shares will vary depending on the Company's performance.

(d)	Fringe Benefits. You will be entitled to the same fringe benefits as other employees of the Company.
3.            Termination Event.  Subject to the following exception, you shall not be entitled to any compensation otherwise payable under Section 8 of your Employment Agreement upon a Termination Event.   If your employment is terminated Without Cause on or prior to February 28, 2019, you shall be entitled to payment of $4,000,000.  Payment shall be made in two equal installments of $2,000,000.  The first installment shall be paid within ten days of your termination and the second installment shall be paid on the first anniversary of your termination; provided, however, that if such payment dates would result in an impermissible acceleration or deferral of amounts previously payable pursuant to Section 8 of your Employment Agreement (prior to this amendment)  by reason of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder ("Section 409A"), such payment dates shall be modified to the minimum extent necessary to avoid the imposition of taxes and penalties under Section 409A.  In consideration of such payments, you shall, as a condition to your receipt of such amounts, execute a general release in the form contemplated under Section 8(F)(B) of your Employment Agreement.   Nothing in this Paragraph 3 shall preclude your right upon a Termination Event to (i) payment of any accrued benefits or obligations owed to you; (ii) other than as set forth in Paragraph 2 above, benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (iii) any outstanding equity grant(s) held by you at the time of such termination as governed by the agreement or plan pursuant to which such grant(s) was issued.
4.            Survival.  Except as modified by this Letter Agreement, your Employment Agreement shall remain in full force and effect in accordance with its stated terms.  On your termination of employment, you shall continue to be subject to those provisions of your Employment Agreement that are intended to survive your termination of employment, including the confidentiality restrictions in Section 9, the intellectual property restrictions in Section 10, the non-competition restrictions in Section 11 and the non-disparagement provisions in Section 12.

Sincerely,
/s/ Laura Miller
Laura Miller
SVP, Chief Human Resources Officer
Royal Caribbean Cruises LTD

AGREED

/s/ Adam M. Goldstein
ADAM M. GOLDSTEIN
Date: 5/8/18